UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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FLIR SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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27700A SW Parkway Avenue

Wilsonville, Oregon 97070

(503) 498 -3547

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 25, 2008

To the Shareholders of FLIR Systems, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of FLIR Systems, Inc. (the “Company”) will be held on Friday, April 25, 2008, at 2:00 p.m., at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205 for the following purposes:

1.	Election of Directors. To elect three Directors, each for a three-year term expiring in 2011;

2.	Approval of Amendment of Articles of Incorporation. To approve an amendment of the Company’s Articles of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 200,000,000 to 500,000,000;

3.	Ratification of Appointment of the Independent Registered Public Accounting Firm. To ratify the appointment by the Audit Committee of the Company’s Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008; and

4.	Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on March 3, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board,

Earl R. Lewis

Chairman of the Board of Directors, President

and Chief Executive Officer

Wilsonville, Oregon

March 14, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2008

The Proxy Statement and Annual Report on Form 10-K are available at www.investor.flir.com.

IT IS IMPORTANT THAT PROXIES BE COMPLETED AND SUBMITTED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND SUBMIT IT IN ACCORDANCE WITH THE ACCOMPANYING INSTRUCTIONS. IF MAILED IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

FLIR SYSTEMS, INC.

27700A SW Parkway Avenue

Wilsonville, Oregon 97070

(503) 498-3547

PROXY STATEMENT

for the

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 25, 2008

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of FLIR Systems, Inc., an Oregon corporation (“FLIR” or the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) from holders of the outstanding shares of FLIR common stock, par value $0.01 per share (the “Common Stock”), for use at the Company’s Annual Meeting of Shareholders to be held on April 25, 2008, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, shareholders will be asked to elect three members of the Board of Directors, approve an amendment of the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock by 300,000,000, ratify the appointment by the Audit Committee of the Company’s Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card, is first being made available to shareholders of FLIR on or about March 14, 2008.

Solicitation, Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on March 3, 2008 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 58,000 beneficial holders of the approximately 137,487,000 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If you are a shareholder of record, you can vote (i) by attending the Annual Meeting or (ii) by signing, dating and mailing in your proxy card. If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

If the form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the three nominees for election to the Board of Directors, FOR the approval of the amendment of the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock by 300,000,000 and FOR the ratification of the appointment of the Company’s independent registered public accounting firm. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder’s proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date, to the Corporate Secretary, FLIR Systems, Inc., 27700A SW Parkway Avenue, Wilsonville, Oregon 97070, or by attending the Annual Meeting and voting in person. However, a shareholder who attends the Annual Meeting need not revoke a previously executed proxy and vote in person unless such shareholder wishes to do so. All valid, unrevoked proxies will be voted at the Annual Meeting.

ELECTION OF DIRECTORS

The Company’s Board of Directors has seven members. At the Annual Meeting, three Directors will be elected, each for a three-year term expiring in 2011. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as Directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as Directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the number of Directors constituting the Board of Directors may be reduced prior to the Annual Meeting or the proxies may be voted for the election of such other person as the Board of Directors may recommend.

Under the Company’s Articles of Incorporation and Bylaws, the Directors are divided into three classes. The term of office of only one class of Directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified. There is no cumulative voting for election of Directors.

Information as to Nominees and Continuing Directors

The following table sets forth the names of the Board of Directors’ nominees for election as a Director and those Directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person’s age, principal occupation or employment during the past five years, the periods during which he has served as a Director of FLIR, the expiration of his term as a Director and the positions currently held with FLIR.

Under the Company’s Corporate Governance Principles, Directors may generally not serve on the Board of Directors beyond seven consecutive three-year terms or age 75, whichever comes first. However, exceptions to these limitations may be made based on the Board of Directors’ determination that such an exception would be in the best interests of the Company. John C. Hart has served seven consecutive three-year terms on the Company’s Board of Directors. The Board of Directors, however, has determined that in light of Mr. Hart’s many past and continuing contributions to the Company, it is in the best interests of the Company to grant an exception to the Corporate Governance Principles’ age and term limitations to permit Mr. Hart to stand for reelection.

Nominees:	Age	Director Since	Expiration of Current Term	Expiration of Term for which Nominated	Position Held with FLIR

William W. Crouch	66	2005	2008	2011	Director
John C. Hart	74	1987	2008	2011	Director
Angus L. Macdonald	53	2001	2008	2011	Director

Continuing Directors:

John D. Carter	62	2003	2010	—	Director
Earl R. Lewis	64	1999	2009	—	President, Chief Executive Officer and Chairman of the Board of Directors
Michael T. Smith	64	2002	2010	—	Director
Steven E. Wynne	55	1999	2009	—	Director

GENERAL WILLIAM W. CROUCH (US ARMY—RETIRED).    General Crouch was elected to the Board of Directors in May 2005. His current term on the Board expires at the Company’s 2008 Annual Meeting of Shareholders, at which time his election to the Board for a three year term expiring in 2011 will be voted upon. General Crouch retired from the United States Army in 1999 following a 36-year career during which he served in numerous roles including Commanding General—Eighth Army and Chief of Staff, United Nations Command

and US Forces Korea; Commander in Chief, United States Army, Europe; Commanding General, NATO Implementation (later Stabilization) Force, Bosnia/Herzegovina; and the US Army’s 27th Vice Chief of Staff. In retirement, he has served as one of five generals who oversee the Army’s Battle Command Training Program. In October 2000, General Crouch was named co-chair of the USS COLE Commission, which was formed to examine the terrorist attack on the USS COLE. He is a Senior Mentor with the Leadership Development and Education Program for Sustained Peace at the US Naval Post Graduate School and serves on the Boards of the Community Anti-Drug Coalitions of America and the Keck Institute for International and Strategic Studies at Claremont McKenna College. He received a B.A. in Civil Government from Claremont McKenna College, and a M.A. in History from Texas Christian University while serving as an Assistant Professor of Military Science.

JOHN C. HART.    Mr. Hart has served as a Director of the Company since February 1987. His current term on the Board expires at the Company’s 2008 Annual Meeting of Shareholders, at which time his election to the Board for a three year term expiring in 2011 will be voted upon. He served as Chairman of the Board of Directors from 1987 to April 1993. From 1982 until his retirement in 1993, Mr. Hart served as Vice President of Finance, Treasurer, Chief Financial Officer and a member of the Board of Directors of Louisiana-Pacific Corporation. Mr. Hart also served as interim President and Chief Executive Officer of the Company from May through November 2000. Mr. Hart holds a B.A. from the University of Oregon. Mr. Hart is also a trustee of the Columbia River Maritime Museum.

ANGUS L. MACDONALD.    Mr. Macdonald has served as a Director of the Company since April 2001. His current term on the Board expires at the Company’s 2008 Annual Meeting of Shareholders, at which time his election to the Board for a three year term expiring in 2011 will be voted upon. In 2000, Mr. Macdonald founded and is currently President of Venture Technology Merchants, LLC, an advisory and merchant banking firm to growth companies regarding capital formation, corporate development and strategy. From 1996 to 2000, Mr. Macdonald was Senior Vice President and headed Special Situations in the health care equities research group at Lehman Brothers, Inc. Prior to joining Lehman Brothers, Mr. Macdonald was a senior securities analyst at Fahnestock, Inc. (now Oppenheimer). He holds a B.A. from the University of Pennsylvania and an MBA from Cranfield University, UK.

JOHN D. CARTER.    Mr. Carter was elected to the Board of Directors in 2003. Mr. Carter was elected President and Chief Executive Officer of Schnitzer Steel Industries, Inc. in May 2005. From 2002 to 2005, Mr. Carter was a principal in the consulting firm of Imeson & Carter, a firm specializing in transportation and international business transactions. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc. including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly owned subsidiary, and other operating groups. Mr. Carter is a member of the Board of Directors of Northwest Natural Gas Company and Schnitzer Steel Industries, Inc. He is Chairman of the Board of Kuni Automotive Industries, Inc., a private company in the auto dealership business. He also is the manager of Birch Creek Associates LLC, Dusky Goose LLC, and Tsarina Wines LLC, engaged in agricultural land ownership, vineyard ownership and wine business. He received his B.S. in History from Stanford University and his J.D. from Harvard Law School.

EARL R. LEWIS.    Mr. Lewis has served as Chairman, President and Chief Executive Officer of the Company since November 1, 2000. Mr. Lewis was initially elected to the Board in June 1999 in connection with the acquisition of Spectra Physics AB by Thermo Instrument Systems, Inc. He was formerly President and Chief Executive Officer of Thermo Instrument Systems, Inc. and is also a Director of Harvard BioScience, Inc. and a trustee of Dean College, Clarkson University, New Hampton School. Mr. Lewis holds a B.S. from Clarkson College of Technology and has attended post-graduate programs at the University of Buffalo, Northeastern University and Harvard University.

MICHAEL T. SMITH.    Mr. Smith was elected to the Board of Directors in July 2002. From 1997 until his retirement in May 2001, Mr. Smith was Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation. From 1985 until 1997 he served in a variety of capacities for Hughes, including Vice

Chairman of Hughes Electronics, Chairman of Hughes Missile Systems and Chairman of Hughes Aircraft Company. Prior to joining Hughes in 1985, Mr. Smith spent nearly 20 years with General Motors in a variety of financial management positions. Mr. Smith is also a Director of Alliant Techsystems, Inc., Ingram Micro, Inc., Teledyne Technologies Incorporated and WABCO Holdings Inc. Mr. Smith holds a B.A. from Providence College and an MBA from Babson College. He also served as an officer in the US Army.

STEVEN E. WYNNE.    Mr. Wynne was elected to the Board of Directors in November 1999. From March 1, 2004 through March 31, 2007, Mr. Wynne was President and Chief Executive Officer of SBI International, Ltd., parent company of sports apparel and footwear company Fila. From August 2001 through March 2002, and from April 2003 through February 2004, Mr. Wynne was a partner in the Portland, Oregon law firm of Ater Wynne LLP, the Company’s outside legal counsel. Mr. Wynne served as acting Senior Vice President and General Counsel to the Company from April 2002 through March 2003. Mr. Wynne was formerly Chairman and Chief Executive Officer of eteamz.com, an on-line community serving amateur athletics, from June 2000 until its sale to Active.com in January 2001. From February 1995 to March 2000, Mr. Wynne served as President and Chief Executive Officer of adidas America, Inc. Prior to that time, he was a partner in the law firm of Ater Wynne LLP. Mr. Wynne received an undergraduate degree and a J.D. from Willamette University. Mr. Wynne also serves on the Board of Directors of Planar Systems, Inc.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for Director. If a quorum is present, the Company’s Bylaws provide that Directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality of the votes cast by the shares entitled to vote exists with respect to a given nominee.

CORPORATE GOVERNANCE AND RELATED MATTERS

Communications with Directors

Shareholders and other parties interested in communicating directly with the Chairman or with the non-employee Directors as a group may do so by writing to the Chairman of the Board, c/o Corporate Secretary, FLIR Systems, Inc., 27700A SW Parkway Avenue, Wilsonville, Oregon 97070. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Meetings

During 2007 the Company’s Board of Directors held five meetings. Other than Mr. Carter, each incumbent Director attended more than 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he served during the period that he served. Mr. Carter attended 71% of such meetings. Under the Company’s Corporate Governance Principles, each Director is expected to commit the time necessary to prepare for and attend all Board meetings and meetings of committees of the Board on which they serve, as well as the Company’s Annual Meeting of Shareholders. All members of the Company’s Board of Directors attended the 2007 Annual Meeting of Shareholders.

Board of Directors Committees

The Board of Directors has standing Audit, Compensation and Corporate Governance Committees. Each committee operates pursuant to a written charter, which is reviewed annually. The charter of each committee may be viewed online at www.flir.com. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting and other advisors. The members of the committees, each of whom has been determined to be “independent” as defined by applicable Securities and Exchange Commission (the “SEC”) and NASDAQ Stock Market rules, are identified in the following table. Mr. Lewis, the Company’s President and Chief Executive Officer, is not “independent” as defined by applicable SEC and NASDAQ Stock Market rules.

Name	Audit	Corporate Governance	Compensation
John D. Carter		Chair
William W. Crouch		X	X
John C. Hart	X	X
Angus L. Macdonald	X		Chair
Michael T. Smith	Chair		X

The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements and financial reporting process; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualification, appointment and independence; the performance of any internal audit function; the review of all third-party transactions involving, directly or indirectly, the Company and any of its Directors or officers; and the adequacy of the Company’s accounting and internal control systems. During fiscal year 2007, the Audit Committee held nine meetings.

The Compensation Committee is responsible for all matters relating to the compensation of the Company’s executives, including salaries, bonuses, fringe benefits, incentive compensation, equity-based compensation, retirement benefits, severance pay and benefits, and compensation and benefits in the event of a change of control of the Company. The Committee also administers the Company’s equity compensation plans. During fiscal year 2007, the Compensation Committee held seven meetings. See also the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of the Company’s processes and procedures for determining executive compensation.

The Corporate Governance Committee is responsible for recommending to the Board operating policies that conform to superior levels of corporate governance practice; overseeing the Board’s annual self-evaluation; identifying qualified candidates to serve on the Board; determining the qualification of Board members; evaluating the size and composition of the Board and its Committees; reviewing the Company’s Corporate Governance Principles; reviewing the compensation policies for non-employee Directors and recommending nominees to stand for election at each Annual Meeting of Shareholders. The Corporate Governance Committee seeks candidates to serve on the Board who are persons of integrity, with significant accomplishments and recognized business experience. During fiscal year 2007, the Corporate Governance Committee held two meetings.

Shareholder Nominations

The Corporate Governance Committee will consider recommendations by shareholders of individuals to consider as candidates for election to the Board of Directors. Any such recommendations should be submitted to the Corporate Secretary, FLIR Systems, Inc., 27700A SW Parkway Avenue, Wilsonville, Oregon 97070. Historically, the Company has not had a formal policy concerning shareholder recommendations to the Corporate Governance Committee (or its predecessors) because it believes that the informal consideration process in place to date has been adequate given that the Company has never received any Director recommendations from shareholders. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. The Corporate Governance Committee intends to periodically review whether a more formal policy should be adopted.

The Company’s Bylaws set forth procedures that must be followed by shareholders seeking to make nominations for Directors. In order for a shareholder of the Company to make any nominations, he or she must give written notice to the Corporate Secretary not less than 60 days nor more than 90 days prior to the date of any such Annual Meeting; provided, however, that if less than 60 days’ notice of the Annual Meeting is given to shareholders, such written notice must be delivered not later than the close of business on the 10th day following the day on which notice of the Annual Meeting was mailed or public disclosure of the Annual Meeting date was made. Each notice given by a shareholder with respect to nominations for the election of Directors must set forth (i) the name, age, business address and residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the class and number of shares of stock of the Company that are beneficially owned by each such nominee; and (iv) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected). In addition, the shareholder making such nomination must set forth (i) his or her name and address, as they appear on the Company’s books, and (ii) the class and number of shares of stock of the Company which are beneficially owned by such stockholder. At the request of the Board of Directors, the shareholder making such nomination must promptly provide any other information reasonably requested by the Company.

Corporate Governance

FLIR maintains a Corporate Governance page on its website that includes specific information about its corporate governance initiatives, including FLIR’s Corporate Governance Principles, Code of Ethical Business Conduct and charters for the committees of the Board of Directors. The Corporate Governance page can be found at www.flir.com within the Investor Relations segment of the website.

FLIR’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the NASDAQ Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), including:

•	the Board of Directors has adopted clear corporate governance policies;

•

a majority of the Board members are independent of FLIR and its management based on the relevant independence requirements contained in the Company’s Corporate Governance Principles as well as any additional or supplemental independence standards established by the NASDAQ Stock Market and SOX;

•

all members of the Board committees—the Audit, Compensation and Corporate Governance Committees—are independent based on the relevant independence requirements contained in the Company’s Corporate Governance Principles as well as any additional or supplemental independence standards established by the NASDAQ Stock Market and SOX;

•	the independent members of the Board of Directors meet regularly without the presence of management;

•

FLIR has a clear Code of Ethical Business Conduct that is annually affirmed by its employees and monitored by its Senior Vice President, General Counsel and Secretary, who acts as the Company’s ethics officer;

•	the charters of the Board committees clearly establish their respective roles and responsibilities;

•

FLIR has an ethics officer and an internet-based hotline monitored by EthicsPoint® that is available to all employees, and FLIR’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters; and

•

FLIR has adopted a Code of Ethics for Senior Financial Officers that applies to its principal executive officer and all members of its finance department, including the Chief Financial Officer, Corporate Controller, Corporate Treasurer, Business Unit Controllers and Site Controllers. You may obtain a copy of the Company’s Code of Ethics for Senior Financial Officers by writing to the Corporate Secretary, FLIR Systems, Inc., 27700A SW Parkway Avenue, Wilsonville, Oregon 97070.

MANAGEMENT

Executive Officers

The executive officers of the Company are as follows:

Name	Age	Position
Earl R. Lewis	64	Chairman of the Board of Directors, President and Chief Executive Officer
Arne Almerfors	62	Executive Vice President and President, Thermography Division
Stephen M. Bailey	59	Senior Vice President, Finance and Chief Financial Officer
William W. Davis	51	Senior Vice President, General Counsel and Secretary
William A. Sundermeier	44	President, Government Systems Division
Andrew C. Teich	47	President, Commercial Vision Systems Division
Anthony L. Trunzo	45	Senior Vice President, Corporate Strategy and Development

Information concerning the principal occupation of Mr. Lewis is set forth under “Election of Directors.” Information concerning the principal occupation during the last five years of the executive officers of the Company who are not also Directors of the Company is set forth below.

ARNE ALMERFORS.    Mr. Almerfors joined FLIR in December 1997 in connection with FLIR’s acquisition of AGEMA Infrared Systems AB, and currently serves as Executive Vice President and President of the Thermography Division. From 1995 to 1997, Mr. Almerfors was President and Chief Executive Officer of AGEMA Infrared Systems AB. He also served as President and Chief Executive Officer of CE Johansson AB, a manufacturer of coordinate measuring devices, from 1989 to 1995. Mr. Almerfors received his B.S., MBA, Masters in Political Science and certification for post-graduate courses in corporate finance and accounting from the University of Stockholm.

STEPHEN M. BAILEY.    Mr. Bailey joined FLIR in April 2000 as Senior Vice President, Finance and Chief Financial Officer. Prior to joining FLIR, Mr. Bailey served as Vice President and Chief Financial Officer of Bauce Communications, Inc., President of Pro Golf of Portland, Inc., and Chief Financial Officer and Chief Operating Officer of Desk2Web Technologies, Inc. From 1975 to 1988, Mr. Bailey served in various senior executive positions with AMFAC, Inc., including President of AMFAC Supply Company, Senior Vice President and Controller of AMFAC, Inc. and Senior Vice President and Controller of AMFAC Foods, Inc. A CPA, Mr. Bailey also worked at Touche Ross & Company (which subsequently became Deloitte & Touche) from 1970 to 1975. Mr. Bailey received his B.S. from Oregon State University.

WILLIAM W. DAVIS.    Mr. Davis joined FLIR in July 2007 as Senior Vice President, General Counsel & Secretary. Prior to joining FLIR, from 2005 to 2007, Mr. Davis served as Deputy General Counsel of Brunswick Corporation. From 1999 to 2005, he was employed in various capacities with General Dynamics Corporation including Vice President and General Counsel of its Land Systems and Armament and Technical Products subsidiaries. From 1990 to 1992 and 1993 to 1999, Mr. Davis practiced law in Chicago, most recently as a partner in the firm of Katten, Muchin & Zavis. From 1992 to 1993, Mr. Davis served as a law clerk to the Honorable Edward Carnes of the United States Court of Appeals for the Eleventh Circuit. Mr. Davis received his B.S. with distinction from the US Naval Academy and his J.D. from the University of Chicago Law School. Following graduation from the Naval Academy, Mr. Davis served as an officer in the United States Marine Corps and Marine Corps Reserve.

WILLIAM A. SUNDERMEIER.    Mr. Sundermeier has been serving as the President of the Government Systems Division within FLIR since April of 2006. Mr. Sundermeier joined FLIR in 1994 as Product Marketing Manager for Thermography Products and was appointed Director of Product Marketing for commercial and government products in 1995. In 1999, Mr. Sundermeier was appointed Senior Vice President for Product Strategy, focused on the integration of newly acquired companies. In September 2000, Mr. Sundermeier was appointed Senior Vice President and General Manager, Portland Operations. In April 2004, he was appointed

Co-President of the Imaging Division. Prior to joining FLIR, Mr. Sundermeier was a founder of Quality Check Software, Ltd. in 1993. From 1985 to 1993, Mr. Sundermeier served as Product Line Manager at Cadre Technologies, Inc. Mr. Sundermeier also served as Software/Hardware Intern Engineer at Tektronix, Inc. from 1980 to 1985. Mr. Sundermeier received his B.S. in Computer Science from Oregon State University.

ANDREW C. TEICH.    Mr. Teich has been serving as the President of the Commercial Vision Systems Division within FLIR since April 2006. Prior to this, he was Co-President of the Imaging Division since April 2004. Prior to that Mr. Teich had been serving as Senior Vice President, Sales and Marketing since 2000. Mr. Teich joined FLIR as Senior Vice President, Marketing as a result of the acquisition of Inframetrics in March of 1999. While at Inframetrics, Mr. Teich served as Vice President of Sales and Marketing from 1996 to 1999. From 1984 to 1996, Mr. Teich served in various capacities within the sales organization at Inframetrics, concluding in the role of Vice President of Sales in 1996. He holds a B.S. degree in Marketing from Arizona State University and has attended executive education courses at Stanford University.

ANTHONY L. TRUNZO.    Mr. Trunzo joined FLIR in August 2003 as Senior Vice President, Corporate Strategy and Development. From 1996 until joining FLIR, Mr. Trunzo was Managing Director in the Investment Banking Group at Banc of America Securities, LLC. From 1986 to 1996, he held various positions at PNC Bank, NA. Mr. Trunzo holds a B.A. in Economics from the Catholic University of America and an MBA with a concentration in Finance from the University of Pittsburgh.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future Company performance targets and goals. These targets and goals are disclosed in the context of FLIR’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. FLIR specifically cautions investors not to apply these statements to other contexts.

Philosophy and Objectives of Compensation Programs

General Philosophy

We believe the total compensation of our executive officers (the “Executives”) should support the following objectives:

•

Attract and retain Executives with the skills, experience and motivation to enable the Company to achieve its stated objectives. This means that the Company provides an opportunity for Executives to earn above median compensation for delivering consistently superior results;

•

Provide a mix of current, short-term and long-term compensation to achieve a balance between current income and long-term incentive opportunity and promote focus on both annual and multi-year business objectives. This means that Executives have a higher percentage of their total pay opportunity tied to performance (versus fixed pay) and long-term (versus short-term) pay;

•

Align total compensation with the performance commitments we make to our shareholders; in particular, long-term growth in diluted earnings per share (“EPS”). This means that both our short-term and long-term incentive programs are heavily based on EPS performance;

•

Allow Executives who demonstrate consistent performance over a multi-year period to earn above-average compensation when FLIR achieves above-average long-term performance. This means that our compensation program for Executives has a high degree of variability—significant upside for performance that exceeds goals, with commensurate risk when performance falls short of goals; and

•

Is affordable and appropriate in light of the Company’s size, strategy and anticipated performance. This means that while the Compensation Committee considers competitive practice in their decision-making, they place significant emphasis on the Company’s specific strategy, financial situation and performance in the ultimate determination of compensation decisions.

For purposes of this Compensation Discussion and Analysis, Executives include our Chief Executive Officer (the “CEO”) and his direct staff. These same individuals are also our Section 16 Officers as defined by the Securities Exchange Act of 1934, as amended (the “1934 Act”).

Annual Process for Determining Executive Compensation

We evaluate our compensation plans and programs annually. For Executives other than our CEO, this process begins early in each fiscal year with our human resources team gathering and presenting relevant data on executive compensation of our Peer Group (as discussed below) to our CEO. This data is then integrated with other considerations such as relative compensation among the Executives, overall Company performance relative to the Peer Group, and the results achieved by each individual Executive during the previous year. With the assistance of the human resources team, our CEO then recommends adjustments to base salary and target levels of Annual Incentive and Long-Term Incentive compensation for each Executive to the Compensation Committee for their approval. Also at this time each year, our human resources team and our CEO recommend performance targets for the Annual and Long-Term Incentive plans to the Compensation Committee for their approval. The criteria for establishing these metrics includes our long-term performance commitments to our shareholders (including average long-term growth in EPS of 20%); the Company’s recent and anticipated financial results, and consistency with historical practice. If necessary, we will modify elements of our compensation plans to address changing market dynamics, evolving compensation best practices, the impact of accounting rule changes and shifts in business objectives. For example, we have slightly modified the long-term incentive program for our Executives in each of the past three years, first issuing premium priced options in 2005 and then adopting a mix of performance-based options and restricted stock units in 2006 and 2007. The key element of the program for the past two years—using performance, rather than time to vest options—has not changed. While we value a consistent overall approach, we will continue to assess whether our programs are meeting our objectives, and make changes as needed.

Our Executives have the greatest proportion of their total direct compensation (“TDC”) based on Company performance over a multi-year period because we believe, based on shareholder feedback and available data that correlates long-term growth in EPS with total shareholder return, that this is the single most important metric for our shareholders. TDC is defined as the combination of base salary, annual incentive compensation, and long-term incentive compensation. Over 60% of our CEO’s TDC is tied to long-term performance. Long-term incentive compensation for our Executives, excluding our CEO, accounts for almost 50% of their TDC.

We currently use the same metrics and similar plan design elements for the annual and long-term incentive plans offered to our Executives as those we use for the rest of our employees. While the amount of compensation that is at risk for performance varies among employee groups, all of our annual incentive pools are determined based on achievement of a target level of EPS. We believe EPS, and annual growth in EPS, are important performance metrics for our shareholders, and have therefore designed our incentive compensation plans around these metrics. We believe this approach offers appropriate incentives to our Executives who are most able to impact long-term success, while aligning the objectives of all of our employees with those of the Executives and the shareholders.

Defining the Market—Benchmarking

Periodically the Compensation Committee has engaged leading industry compensation consultants to review all aspects of our compensation plans for our Executives. The most recent consultant review was conducted in October 2006 by Pearl Meyer & Partners (“Pearl Meyer”), which provided a report to the Compensation Committee on the total compensation of our Executives and assisted in the development of certain elements of our compensation design. At that time, Pearl Meyer identified a group of eighteen companies (the “Peer Group”), in collaboration with the Compensation Committee, and compared each element of our Executive’s compensation to the Peer Group. Since there are no public companies directly comparable to FLIR, the Peer Group consisted of companies of similar size and in similar, but not identical, industries that had financial performance superior to most public companies as measured by the Russell 2000 index.

The Peer Group used by Pearl Meyer was as follows: (1) Armor Holdings, Inc., (2) Barnes Group, Inc., (3) Dionex Corporation, (4) DRS Technologies, Inc., (5) EDO Corporation, (6) ESCO Technologies, Inc., (7) Esterline Technologies Corporation, (8) Mine Safety Appliances Company, (9) MKS Instruments, Inc., (10) MTS Systems Corporation, (11) National Instruments Corporation, (12) Rofin-Sinar Technologies, Inc., (13) Roper Industries, Inc., (14) Tektronix, Inc., (15) Teledyne Technologies Incorporated, (16) Thermo Fisher Scientific, Inc., (17) Trimble Navigation Limited, and (18) Waters Corporation. For 2007, we used a slightly modified Peer Group, removing three companies that had been acquired, and adding three companies that we believe improved the comparability of the Peer Group to FLIR. The companies that were removed were: (1) Armor Holdings, Inc., (2) EDO Corporation, and (3) Tektronix, Inc. The three companies added were: (1) Perkin Elmer, Inc., (2) Varian, Inc., and (3) Garmin Corporation. Based on the data available at the end of 2007, the Company was slightly smaller than the median of the Peer Group based on revenues (20th percentile) and assets (26th percentile) but above the Peer Group median with respect to market capitalization (81st percentile).

Over the five year period ending December 31, 2007, FLIR has outperformed both the Russell 2000 market index and the Peer Group in total shareholder return, as reflected in the following graph.

Since we place the largest emphasis on delivering long-term growth in EPS, and resulting long-term growth in our stock price, we believe the information provided in the graph above to be important in understanding our compensation philosophy and its role in the achievement of our long-term objectives. During the five year period shown above, FLIR’s total shareholder return was at the 78th percentile of the Peer Group and that, on average in 2007, TDC for our Executives was between the 50th and 75th percentile of the Peer Group. We have not established a specific percentile objective versus the market, nor have we established specific target TDC levels for our CEO or other Executives. However, the Compensation Committee concluded, based on the Company’s performance compared with the Peer Group, Pearl Meyer’s report and its own analysis, that current compensation levels are appropriate for each of the Executives evaluated.

We have chosen to regularly evaluate all aspects of our Executive compensation programs rather than establish rigid policies. This approach allows the Compensation Committee to periodically review all elements of compensation and make modifications as needed to remain fair, reasonable and consistent with the objectives described above. In general, we expect to utilize the services of outside compensation consultants approximately every other year, because we have not found the additional cost of annual third party reviews to be justified. In years where we do not use a consultant, we will utilize information on executive compensation available from third party sources, such as Equilar, to assist us in evaluating our compensation levels. We expect to make changes to our Executive compensation plans and practices when they are required by evolving best practices, changes in Company financial performance and changes in accounting and tax rules. We would generally engage outside consultants to assist us in the event any major changes to our plans are contemplated.

Compensation Design and Elements of Compensation

We have designed our compensation plans to reward achievement of superior financial results, as measured by growth in EPS both annually and over multi-year periods. If we continue to meet the objectives we have set for the Company, which reflect superior results compared to our peers, our Executives will earn above-average compensation. Failure to achieve targeted results will significantly reduce actual total compensation, since a significant portion of our Executives’ pay is in the form of short-term and long-term incentives. We believe this “pay for performance” philosophy attracts, retains and motivates our Executives to be aligned with the Company’s culture, and to provide the talent needed to meet these goals.

Our CEO and CFO each have employment agreements approved by the Compensation Committee that establish base salary and annual incentive targets for 2008 and 2009. These agreements, and the Company’s obligations, are further described on page 23. No other Executives have employment agreements. The details of compensation for our Executives who are the named executive officers (the “NEOs”) are provided in the Compensation of Executive Officers section of this Proxy Statement starting on page 21.

Base Salary

Key considerations in establishing base salary levels include the overall level of responsibility a given Executive has, the importance of the role, the experience, expertise and specific performance of the individual. We consider current base salary levels for each of our Executives to be consistent with these objectives and, absent any changes in responsibilities, that the individuals would expect increases in base salary to be in line with the market for such positions in the future. Our CEO’s base salary is established in his employment agreements at $750,000 for 2007, $825,000 for 2008 and $950,000 for 2009. Our CFO’s employment agreements establish a base salary of $340,000 for 2007, $370,000 for 2008 and $400,000 for 2009. All other Executive base salaries are determined annually by the Compensation Committee in consultation with our CEO. Our CEO’s recommendations are supported by information and analysis provided by our human resources department and by third party data. In 2007, salary increases for all FLIR full-time employees averaged 4.3%, and increases for the NEOs (other than the CEO) ranged from 5.4% to 7.9%, and averaged 6.2%. The single largest adjustment was for our CFO, reflecting the increasing level of responsibility required by the CFO position. The base salary increases for our three division Presidents was approximately equal, reflecting the view that base salaries for such positions are generally at the level desired by the Compensation Committee relative to the market. For our NEOs, base salaries for 2007 accounted for an average of 25% of their TDC. This means our NEOs have 75% of their total pay opportunity tied to performance and long-term incentive pay.

Annual Incentive Plan (“AIP”)

We award annual cash incentive compensation under our AIP based upon a mix of quantitative and qualitative factors. For 2007, there were 1,259 participants in the AIP, including our CEO and the other Executives, with target incentive opportunities ranging from 3% to 100% of base salary.

In 2007, we modified the AIP to make it simpler and improve the alignment between our CEO, Executives and all other employees. The 2007 plan funding was based on achievement of a reported EPS target, which was the same for all our Executives and all other employees. This approach has been in place for our CEO since 2004 and in each year the target EPS has been significantly higher than in the prior year. For example, in 2004, the EPS target was a split-adjusted $0.39, while in 2007 it was $0.76, representing a compound annual growth rate of 25%. Since long-term growth in EPS is one of our critical performance measures, we believe aligning our Executives’ non-equity incentive award with this measure, if done annually and consistently, represents a simple, easy to understand metric that is well aligned with our shareholders’ interests. The plan was designed so that if the Company achieved the EPS target, the AIP pool would equal 100% of the target incentive awards for all Executives, including our CEO. For each $0.01 variance above or below the target EPS, the AIP pool for Executives was increased or decreased by 4%. The EPS target for 2007 was $0.76, representing a 15% increase over our actual EPS of $0.66 in 2006. The target award for our CEO was 100% of his base salary. Target awards for our other Executives were between 43% and 60% of base salary. These target award levels were compared with the AIP levels of individuals in the Peer Group and we determined that they were appropriate. While we benchmarked the specific AIP targets against the Peer Group on a position by position basis, we did not set our Executive AIP targets purely on this basis. We evaluated the overall mix of base salaries, short-term and long-term incentive compensation using the Peer Group data as a guide.

2007 Annual Incentive Plan Matrix

	Threshold	Target	Outstanding	Actual
EPS	84% of target $0.64	$0.76	116% of target $0.89	116% of target $0.89
Annual Incentive	0% of target	100% of target	200% of target	200% of target

Each of our Executives received the same percentage of their actual target AIP payment for 2007. The Compensation Committee can reduce the actual AIP award paid to any Executive in any given year from the amount determined by the AIP Matrix, but cannot increase the amount paid to any Executive under the AIP. For 2007 the Compensation Committee did not reduce any individual’s AIP award, because each Executive and all areas of the Company contributed to the Company’s strong financial results.

The Executive incentive payments and the non-executive employee pools have fluctuated from year to year in relation to our performance relative to our targets. For our Executives, non-equity incentive compensation for 2007 accounted for 18% of TDC.

In 2007, we received shareholder approval for, and adopted, our 2007 Executive Bonus Plan. The 2007 Executive Bonus Plan is designed so that bonuses paid under the 2007 Executive Bonus Plan may, subject to our compliance with Section 162(m) of the Internal Revenue Code, be deductible for federal income tax purposes. The 2007 Executive Bonus Plan provides for a maximum annual award to any NEO of $5,000,000.

Long-term Equity Incentive Program (“LTIP”)

We believe sustained long-term growth in our share price, achieved through growing revenue and EPS, is the primary responsibility of our Executives. Long-term incentives in the form of stock options, restricted stock units or other equity instruments are the most effective way to link the interests of management and shareholders, and to incent management to achieve this objective. Therefore, we have consistently used such instruments as an integral part of our compensation programs, and the largest single component of each Executive’s target compensation. We believe this has helped contribute to our shareholder returns, which are superior to market indices and our Peer Group. For example, our annualized shareholder return from the end of 2002 through the end of 2007 was 39%, compared with 15% for the Russell 2000 Index and 31% for the Peer Group during that time period. Over the past several years, it has been our practice to issue stock-based compensation annually following the release of our annual financial results for the preceding year. Pursuant to the Compensation Committee Charter and the Equity Granting Policy (as discussed on page 19) adopted by the Compensation Committee in March 2007, we expect to continue to make annual grants in the future. The grant date for the annual award will be the second trading day after the date of the public announcement of earnings following the date the grant is approved by the Compensation Committee. This is generally near the annual shareholder meeting in the spring of each year. In addition, the policy permits the granting of special equity awards to Executives with approval by the Compensation Committee.

Starting in 2005, we introduced additional performance elements to our stock option grants, particularly for our Executives. In that year, options granted to our Executives were priced at a 15% premium to the market price on the date of grant. In 2006, we further modified the plan to create still greater alignment with shareholder interests, by making option vesting contingent on the achievement of certain increases in annual EPS, in addition to the passage of time. At that time, we also eliminated the premium pricing. In 2007, we again utilized a mix of performance-based options and time-based restricted stock units for our Executives’ LTIP awards.

The Executive LTIP awards in 2007 were established on a dollar value basis for each individual Executive, including our CEO, using the Black-Scholes formula for valuation. The 2007 award values were then apportioned as follows: 25% time-based restricted stock units and 75% performance-based stock options. For example, if an Executive was to receive an LTIP award with a total value of $100,000, $25,000 of the award would be delivered in the form of restricted stock units and $75,000 of the award would be delivered in the form of a performance-based stock option grant. This is the same allocation as we used in 2006.

The 2007 restricted stock units vest equally over a three year period. The time-based restricted stock units address our retention needs by providing a certain level of compensation that requires future service on the part of the Executive. This retention element was established at 25% of the total LTIP award value because the Compensation Committee determined that the portion of the LTIP tied to performance should exceed the portion tied to retention. The performance-based options vest at the rate of one third per year, subject to the achievement of minimum EPS levels for each individual year. The vesting of the performance-based options for the second and third years of the grant is independent of the vesting of options in prior years. Options that do not vest due to the Company not achieving the minimum EPS levels in any year are forfeited and the Executives do not have the opportunity to receive such options if performance targets are met in subsequent years. In order to achieve 100%, 75%, or 50% vesting of each year’s options, the Company must achieve the following EPS levels in each year:

Vesting Year	100% Vesting	75% Vesting	50% Vesting	0% Vesting
2007	$0.76	$0.74	$0.71	<$	0.71
2008	$0.88	$0.85	$0.82	<$	0.82
2009	$1.01	$0.98	$0.95	<$	0.95

We use this vesting methodology because it holds our Executives to a high standard of performance that must be achieved over a multi-year period in order for them to realize the potential value of their awards. Our compensation consultant has indicated that ours is among the most heavily performance-weighted, long-term incentive designs within our Peer Group.

We expect future LTIP awards to be made in a similar manner, although we may make changes to certain aspects of the program as circumstances change. The aggregate annual level of grants may vary, based on factors such as anticipated share dilution, accounting costs and the Company’s financial objectives.

The award amounts were compared with the LTIP levels of individuals in the Peer Group and we determined that they were appropriate. While we benchmarked the specific LTIP awards against the Peer Group on a position by position basis, we did not set our Executive LTIP awards purely on this basis. We evaluated the overall mix of base salaries, short-term and long-term incentive compensation using the Peer Group data as a guide.

Perquisites and Other Benefits

For 2007, the primary perquisites for our NEOs include an automobile allowance of $15,600 per year for our US based Executives and $15,800 per year for a leased automobile for Mr. Almerfors in Sweden. Additionally, the US based NEOs are not required to contribute to their monthly health insurance premiums. The cost of this perquisite ranges from $2,717 to $4,242 for each NEO depending on the chosen medical plan. Beginning December 1, 2007, this perquisite was discontinued. In addition, Mr. Almerfors has an executive health care plan that supplements the standard benefits provided to our employees in Sweden. This perquisite cost was $1,928 in 2007. The values of all perquisites for our NEOs are included in the Summary Compensation Table on page 21.

Our Executives also participate in our other benefit plans on the same terms as other employees. These plans include health plans, disability and life insurance plans, retirement plans, and an employee stock purchase plan.

Supplemental Executive Retirement Plan

In January 2001, we introduced a Supplemental Employee Retirement Plan (the “SERP”) for our then Executives in the United States. This plan was implemented as an important retention tool at a time of uncertainty in the Company. Since the SERP’s inception, we have not added any additional participants, and do not expect to add participants in the future. Our US based NEOs are participants in the SERP. See page 25 for additional information.

Non-Qualified Deferred Compensation Plan

In early 2008, we implemented a non-qualified deferred compensation plan. Participation by our Executives is optional. This plan provides an additional pre-tax savings vehicle for our more highly compensated US based employees whose retirement savings opportunity is limited to $15,500 annually under our 401(k) plan. Based on our research, 90% of Fortune 1000 companies offer non-qualified deferred compensation plans and we determined that this plan was a necessary component to a competitive benefits program. This plan is available to all our US based employees earning over a specified annual salary. The plan does not allow for Company contributions to be made to the plan on behalf of any employee, including the Executives.

Post Termination Elements of Compensation

Severance

With the exception of our CEO and CFO, we do not have any formal severance agreements with any of our Executives, except as described below in the event of a change of control.

In the case of our CEO, his employment agreement provides for benefits in the event of involuntary termination without cause. In such a case, he is entitled to (i) continuation of his base salary in effect at the time of termination for a period of 18 months or for the duration of the remaining term of the agreement, whichever is longer; (ii) immediate vesting of all equity awards; and (iii) a bonus (in lieu of any bonus for the year of termination) in an amount not less than one year’s base salary.

In the case of our CFO, his employment agreement provides for benefits in the event of involuntary termination without cause. In such a case, he is entitled to (i) continuation of his base salary in effect at the time of termination for a period of 18 months or for the duration of the remaining term of the agreement, whichever is longer; (ii) immediate vesting of all equity awards; and (iii) a bonus (in lieu of any bonus for the year of termination) in an amount not less than 60% of one year’s base salary. Additionally, in the event of a change of control, he is entitled to (a) immediate vesting of any unvested equity awards, and (b) a payment equal to two times his average cash compensation for the two most recent full years of employment. For change of control benefits to be paid, a change of control must have occurred and Mr. Bailey must be terminated within a specific period of time prior to or following the change of control event (i.e., between 60 days prior to and 180 days after the event).

In the past we have provided severance on a case by case basis in situations where a termination was not for cause, and such payment was deemed to be appropriate and in the best interests of the Company. We are likely to continue doing so in the future.

Change of Control Agreements

We consider a sound and vital management team to be essential in protecting and enhancing the best interests of the Company and our shareholders. To this end, we recognize that the possibility of a change of control could arise and that such possibility may result in the departure or distraction of management to the detriment of the Company and our shareholders. In order to encourage the continued attention and dedication of members of our Executives to their assigned duties without distraction in circumstances arising from the possibility of a change of control of the Company, we currently have change of control agreements with Messrs. Almerfors, Sundermeier and Teich, and the other Executives, with the exception of our CEO and CFO. In the case of our CFO, change of control benefits are included as part of his employment agreement, as described above.

The terms and value of these severance and change of control termination benefits are further described starting on page 26.

Compensation Committee Governance

Compensation Committee Members and Compensation Committee Charter

Our Executive compensation policies are established, reviewed and approved by the Compensation Committee of the Board of Directors. The Compensation Committee is composed of three non-employee Directors—Angus L. Macdonald (Chair), William W. Crouch and Michael T. Smith—all of whom have been determined by the Board to be “independent” as defined by the Board’s Corporate Governance Principles and applicable SEC and NASDAQ Stock Market rules. The members of the Compensation Committee in aggregate have significant experience in executive positions including management, talent development, finance and accounting and have been involved in executive compensation matters in their respective careers. See page 3 in this Proxy Statement for a more detailed biography for each of our Directors. It has been our Board’s practice to rotate Compensation Committee members periodically among our independent Directors.

The Compensation Committee has primary responsibility for all matters relating to the compensation of our NEOs listed in the Summary Compensation Table on page 21, other Executives who are designated as officers by the Board for purposes of Section 16 of the 1934 Act, and any other key executives of the Company as may be specifically designated by the Board. “Compensation” for this purpose means all forms of remuneration including, without limitation, salaries, bonuses, annual and long-term incentive compensation, equity-based compensation, retirement benefits, severance pay and benefits, fringe benefits and perquisites, and compensation and benefits in the event of a change of control of the Company. The Compensation Committee is governed by a charter adopted by the Board, which can be found at www.flir.com within the Investor Relations section of that website. The Corporate Governance Committee of the Board considers and makes recommendations to the Board regarding the content of all Board committee charters, including the Compensation Committee’s charter. The Compensation Committee charter was first adopted by the Board on October 24, 2002.

Under its charter, the responsibilities and duties of the Compensation Committee include: (a) at least annually, review and approve the compensation levels for our CEO and other Executives, (b) evaluate the performance of the CEO in accordance with criteria adopted by the Compensation Committee, (c) administer each compensation and benefit plan to the extent that administrative authority is delegated to the Compensation Committee under the terms of the Plan or by action of the Board, and (d) oversee the administration of our incentive and stock-based compensation plans with respect to participation in the plans by the Executives and all other participants. The Compensation Committee, in its discretion, may retain the services of outside consultants to assist the Compensation Committee in compensation matters.

The Compensation Committee generally meets immediately preceding each quarterly Board meeting and from time to time as may be needed. The Chair of the Compensation Committee calls the meetings, sets the agenda and conducts the meetings. Decisions made by the Compensation Committee pursuant to its charter are not referred to the Board for further approval. The Compensation Committee has established a reserve of shares under the Company’s 2002 Stock Incentive Plan for issuance by our CEO for the limited purposes of employee hiring, promotion, retention and to correct errors or omissions on prior grants. This reserve applies only to the granting of equity awards to non-Executives and only if the awards are within the policy on granting equity awards established by the Compensation Committee. The Compensation Committee receives a quarterly report detailing the grants made pursuant to this program.

Compensation Consultant

The Compensation Committee has from time to time engaged professional compensation consultants to advise the Compensation Committee on our Executive compensation programs and policies. Most recently, the Compensation Committee engaged Pearl Meyer to conduct a competitive analysis of our Executive compensation levels. This study was used as part of the determination of Executive compensation levels for 2007. In late 2005, the Corporate Governance Committee, which has purview (in consultation with the Compensation Committee) over outside Director compensation, engaged Pearl Meyer to conduct a competitive analysis of our outside Director compensation program. The topic of Director compensation was revisited in 2008 when the Corporate

Governance Committee engaged Towers Perrin HR Services (“Towers Perrin”) to conduct a comparable analysis for the Board of Directors. The Compensation Committee intends to continue using compensation consultants in the future, but not necessarily on an annual basis. Decisions as to whether a consultant is appropriate for any annual period will be determined by the Compensation Committee based on factors including length of time since the last engagement and changes in factors affecting executive compensation at the Company or in the market at large.

Role of Executives in Establishing Compensation

Our Senior Vice President for Corporate Strategy and Development and Vice President of Human Resources have participated in the development of certain Executive compensation programs, particularly the non-equity incentive program and the long-term incentive program as described above. Once formulated, these programs are reviewed by our CEO and other executives whose counsel may be sought from time to time, and submitted to the Compensation Committee for its review and approval. As noted previously, with the assistance of our human resources team, our CEO recommends adjustments to base salary and target levels of the AIP and LTIP compensation for each Executive to the Compensation Committee. Our human resources team and CEO also recommend to the Compensation Committee the performance targets under the AIP and LTIP. From time to time, certain executives including our CEO, Senior Vice President for Corporate Strategy and Development and Vice President of Human Resources are invited to attend meetings of the Compensation Committee. A person, who may be a member of the Company’s management, will be designated by the Compensation Committee Chairman to act as Secretary to the Compensation Committee. While these executives may be asked to provide input and perspective, only Compensation Committee members vote on Executive compensation matters. Our Vice President of Human Resources is responsible for the implementation, execution and operation of our compensation programs, as directed by the CEO and the Compensation Committee.

Compensation Committee Activity

In 2007, the Compensation Committee met seven times. During these meetings, the Compensation Committee took the following actions: (a) approved annual non-equity incentive payments for the Executives for 2006 performance, (b) approved a new long-term incentive program for Executives and employees for 2007, (c) approved amendments to an employment agreement with our CEO, and approved a new employment agreement for our CFO, (d) approved a form of change of control agreement for our Executives (excluding our CEO and CFO), (e) reviewed and approved the Compensation Disclosure and Analysis included in our Proxy dated March 20, 2007, (f) adopted a policy establishing a formal process for granting equity awards, and (g) approved a non-qualified deferred compensation program for our Executives and certain other employees. The Compensation Committee also received reports from Pearl Meyer about our Executive compensation levels and structure and on the new rules pertaining to the disclosure of executive compensation. Our CEO, Senior Vice President of Corporate Strategy and Development and Vice President of Human Resources attended certain of those meetings as the members of our management team who administer our various compensation and benefit plans and our Senior Vice President, General Counsel and Secretary attended as Secretary to the Compensation Committee.

Equity Granting Policy

Recognizing the importance of adhering to appropriate practices and procedures when granting equity awards, we implemented an equity granting policy in early 2007 to formalize our practices and processes. The policy establishes the following practices:

•	All grants to Executives must be approved at a meeting of the Compensation Committee, and may not occur through action by unanimous written consent.

•

The grant date of all equity awards approved at a meeting of the Compensation Committee shall be the second trading day after the date of the next public announcement of the Company’s quarterly earnings following the date of approval.

•

All equity awards approved by the CEO, to be granted out of the CEO reserve, will be granted quarterly. The grant date will be the second trading day after the date of the next public announcement of the Company’s quarterly earnings following the date of approval.

•	The exercise price for all option awards shall not be less than the Company’s closing stock price on the grant date.

Stock Ownership/Retention Guidelines

We impose stock ownership requirements on our Executives and non-employee Directors. Beginning in 2006, our Corporate Governance Principles require that, within three years of initial election to the Board, each non-employee Director shall hold shares of the Company’s common stock, restricted stock units or in-the-money stock option value in an amount equal in value to no less than the average of one year’s cash Board compensation, including committee fees, during that three year period. Those Corporate Governance Principles also require our Executives to hold shares of the Company’s common stock, restricted stock units or in-the-money stock option value in an amount equal in value to no less than one year’s base salary. The Corporate Governance Principles are reviewed annually by the Corporate Governance Committee of the Board and the stock ownership requirements were adopted by the Board in 2006. As of the date of this Proxy Statement, all non-employee Directors and Executives are in compliance with these guidelines.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Compensation Committee always takes into account the various tax and accounting implications of the compensation vehicles employed by the Company.

When determining the amounts of long-term incentive compensation for Executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Grants of stock options, restricted stock units and other share-based payments result in an accounting expense for the Company. The accounting expense is equal to the fair value of the instruments being issued. For the restricted stock units, the expense is equal to the fair value of a share of common stock on the date of grant times the number of units granted. For stock options, the expense is equal to the fair value of the option on the date of grant using a Black-Scholes option pricing model times the number of options granted. This expense is amortized over the vesting period.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to “covered employees” under Section 162(m). Exceptions are made for qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our Executive compensation plans in this regard. However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business, rather than by tax policy. Therefore, the Compensation Committee may make pay decisions that result in compensation expense that is not fully deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with FLIR’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

THE COMPENSATION COMMITTEE

Angus L. Macdonald, Chair
William W. Crouch
Michael T. Smith

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation for our CEO, CFO and our three other named executive officers for the years ended December 31, 2007 and 2006. All the numbers of shares, options and per share amounts have been adjusted to reflect the two-for-one stock split distributed as a stock dividend by the Company on December 10, 2007 (the “Stock Split”) for all periods presented.

Summary Compensation for 2007 and 2006

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)		Total ($)
Earl R. Lewis Chief Executive Officer	2007 2006	$750,000 711,539	$258,029 101,611	$744,124 267,806	$1,500,000 840,000	$619,704 —	$45,569 52,649	(6) (6)	$3,917,426 1,973,605

Stephen M. Bailey Chief Financial Officer	2007 2006	339,519 318,058	95,166 48,596	264,784 123,390	408,000 190,000	165,409 108,826	34,271 28,198	(7) (7)	1,307,149 817,068

Arne Almerfors President, Thermography	2007 2006	569,943 448,949	92,399 48,596	255,717 123,390	420,000 210,000	n/a n/a	73,046 67,037	(8) (8)	1,411,105 897,972

William A. Sundermeier President, Government Systems	2007 2006	306,923 296,854	84,893 41,970	240,426 110,110	372,000 150,000	47,463 6,882	29,065 24,306	(9) (9)	1,080,770 630,122

Andrew C. Teich President, Commercial Vision Systems	2007 2006	307,923 296,854	84,893 41,970	240,426 110,110	372,000 150,000	56,761 11,108	32,447 25,300	(10) (10)	1,094,450 635,342

(1)	Represents the compensation expense recognized related to the shares issuable under time-based restricted stock units granted in 2006 and 2007. The compensation expense in 2007 is based on a value of $12.57 per share for the restricted stock units granted in 2006 and $20.75 per share for the restricted stock units granted in 2007, which were the closing prices of our stock on the grant dates. The compensation expense in 2006 is based on a value of $12.57 per share. These are the same values as disclosed in Note 1 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	Represents the compensation expense recognized related to the performance-based options granted in 2006 and 2007 at an exercise price of $12.57 and $20.75 per share, respectively. The compensation expense in 2007 is based on a value of $2.77 per share for options granted in 2006 and vested in 2007; $3.59 per share for options granted in 2006 and expected to vest in 2008; and $6.22 per share for options granted in 2007 and expected to vest in 2008. The compensation expense in 2006 is based on a value of $2.77 per share for options granted in 2006 and vested in 2007. The assumptions made in determining these values are disclosed in Note 1 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Amounts represent awards under our Annual Incentive Plan. The Annual Incentive Plan and the metrics used to determine annual payment are described in the Compensation Discussion and Analysis under “Annual Incentive Plan.”

(4)	Amounts represent the change in SERP present value during 2006 and 2007. The 2006 amount shown for Mr. Lewis is zero due to the fact that the present value decreased by $357,554 during 2006. The SERP’s present value for Mr. Lewis at December 31, 2005 was $4,391,136 and at December 31, 2006 it was $4,033,582.

(5)	Amounts represent actual cash expenses incurred by the Company.

(6)	2007 amounts include (a) $15,600 car allowance, (b) $7,750 Company matching contributions under a 401(k) plan, (c) $2,717 of healthcare premiums, (d) $8,773 of group life insurance premiums, (e) $7,287 supplemental executive life insurance premiums, (f) $3,142 spouse travel expenses and (g) $300 airline club membership dues. 2006 amounts include (a) $12,000 car allowance, (b) $7,500 Company matching contributions under a 401(k) plan, (c) $2,698 of healthcare premiums, (d) $8,202 of group life insurance premiums, (e) $12,587 apartment and moving expenses, (f) $8,912 spouse travel expenses and (g) $750 athletic club membership dues.

(7)

2007 amounts include (a) $15,600 car allowance, (b) $7,750 Company matching contributions under a 401(k) plan, (c) $2,717 of healthcare premiums, (d) $2,428 of group life insurance premiums (e) $4,242 of supplemental executive life insurance premiums, (f) $1,234 spouse travel expenses and (g) $300 airline club membership dues. 2006 amounts include (a) $12,000 car allowance, (b) $7,500 Company matching contributions under a 401(k) plan, (c) $2,698 of healthcare premiums, (d) $2,242 of group life insurance premiums (e) $3,458 spouse travel expenses and (f) $300 airline club membership dues.

(8)	2007 amounts include (a) $15,800 car lease and related expenses, (b) $55,318 Company contributions under a retirement plan and (c) $1,928 executive healthcare plan. 2006 amounts include (a) $14,853 car lease and related expenses, (b) $50,401 Company contributions under a retirement plan and (c) $1,783 executive healthcare plan.

(9)	2007 amounts include (a) $15,600 car allowance, (b) $7,750 Company matching contributions under a 401(k) plan, (c) $4,242 of healthcare premiums, (d) $493 of group life insurance premiums and (e) $980 of supplemental executive life insurance premiums. 2006 amounts include (a) $12,000 car allowance, (b) $7,500 Company matching contributions under a 401(k) plan, (c) $4,324 of healthcare premiums and (d) $482 of group life insurance premiums.

(10)	2007 amounts include (a) $15,600 car allowance, (b) $7,750 Company matching contributions under a 401(k) plan, (c) $4,242 of healthcare premiums, (d) $218 of group life insurance premiums, (e) $1,281 of supplemental executive life insurance premiums and (f) $3,356 spouse travel expenses. 2006 amounts include (a) $12,000 car allowance, (b) $7,500 Company matching contributions under a 401(k) plan, (c) $4,324 of healthcare premiums, (d) $724 of group life insurance premiums, and (e) $752 spouse travel expenses.

We have provided the following Grants of Plan-Based Awards table to provide additional information about stock and option awards and equity and non-equity incentive plan awards granted to our named executive officers during the year ended December 31, 2007, adjusted for the Stock Split.

2007 Grants of Plan-Based Awards

				Estimated future payouts under non-equity incentive plan awards		Estimated future payouts under equity incentive plan awards			All other stock awards; Number of shares of stock or units (#)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date		Approval Date(1)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Earl R. Lewis	3/14/2007	(2)	3/14/2007	$750,000	$5,000,000
	5/1/2007	(3)	4/26/2007			125,000	250,000	250,000		$20.75	$1,840,001
	5/1/2007	(4)	4/26/2007						31,000		643,250

Stephen M. Bailey	3/14/2007	(2)	3/14/2007	204,000	5,000,000
	5/1/2007	(3)	4/26/2007			35,200	70,400	70,400		20.75	518,145
	5/1/2007	(4)	4/26/2007						8,700		180,525

Arne Almerfors	3/14/2007	(2)	3/14/2007	210,000	5,000,000
	5/1/2007	(3)	4/26/2007			32,600	65,200	65,200		20.75	479,873
	5/1/2007	(4)	4/26/2007						8,100		168,075

William A. Sundermeier	3/14/2007	(2)	3/14/2007	186,000	5,000,000
	5/1/2007	(3)	4/26/2007			32,600	65,200	65,200		20.75	479,873
	5/1/2007	(4)	4/26/2007						8,100		168,075

Andrew C. Teich	3/14/2007	(2)	3/14/2007	186,000	5,000,000
	5/1/2007	(3)	4/26/2007			32,600	65,200	65,200		20.75	479,873
	5/1/2007	(4)	4/26/2007						8,100		168,075

(1)	The Compensation Committee approved the performance-based option grants and restricted stock units at a Committee meeting on April 26, 2007. Pursuant to the Compensation Committee’s equity granting policy, the option grants and stock awards were issued on May 1, 2007 on the second trading day after the date of the public earnings announcement for the Company’s first quarter. May 1, 2007 was also the same day that we issued broad-based awards to 492 of our other employees.

(2)	The non-equity incentive award had no stated minimum amount. See Compensation Discussion and Analysis for an explanation of the calculation.

(3)

The performance-based options vest ratably over a three year period based on our achieving certain performance goals for the year ended December 31, 2007, and the years ending December 31, 2008 and 2009. The options will vest on February 15 of the following year. Threshold vesting occurs if we achieve a minimum of 8% compounded growth in EPS over the base year of 2006. The options reach target vesting if we achieve 15% compounded growth or more in EPS. There is no additional benefit to the named executive officers if we achieve greater than target vesting. The option price was set at the closing fair market value of FLIR’s common stock on the date of grant. The Grant Date Fair Value represents the maximum grant date fair value at a value of

$6.22 per share for the shares earned in 2007, $7.28 per share and $8.59 per share for the shares expected to be earned in 2008 and 2009, respectively. The assumptions made in determining these values are disclosed in Note 1 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(4)	The restricted stock units vest over a three year period. Vesting is in three equal increments on May 1, 2008, 2009 and 2010. The Grant Date Fair Value is based on a value of $20.75 per share, which was the closing price of our stock on the grant date. This is the same value as disclosed in Note 1 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

Employment Agreements and Other Compensation Arrangements

The Company has entered into employment agreements with Messrs. Lewis and Bailey, which address base salaries and payments and benefits these individuals will receive under various termination scenarios. These payments and benefits are described further on page 26, in the section “Potential Payments on Termination or Change of Control.”

EARL R. LEWIS.    The Company has entered into employment agreements with Mr. Lewis pursuant to which Mr. Lewis is employed by the Company as President and Chief Executive Officer. The agreements provide for a minimum annual base salary of $750,000 for 2007, $825,000 for 2008 and $950,000 for 2009. Pursuant to the agreements, Mr. Lewis will also be eligible for bonuses, incentive payments, and grants of stock options as determined by the Compensation Committee. If Mr. Lewis terminates the current agreement (the “Agreement”) or the Company terminates the Agreement for “Cause” (as defined in the Agreement), Mr. Lewis would be paid through the date of termination. In the event that the Agreement terminates as a result of the death of Mr. Lewis, the Company would be required to pay an amount equal to one year’s base salary to Mr. Lewis’ estate or designated beneficiary. If the Company terminates the Agreement without Cause, the Company would be required to continue to pay Mr. Lewis an amount equal to his base salary in effect at the time of termination for a period equal to the greater of 18 months or the remaining term of the Agreement plus a bonus in an amount not less than one year’s base salary. In addition, if the Company terminates the Agreement without Cause, all options and other equity awards granted to Mr. Lewis would immediately vest. The Agreement also provides that Mr. Lewis will be entitled to all benefits made available to other executive officers and specifies the time periods during which options granted after the date of the Agreement may be exercised after termination of the agreement.

STEPHEN M. BAILEY.    The Company has entered into employment agreements with Mr. Bailey pursuant to which Mr. Bailey is employed by the Company as Senior Vice President, Finance and Chief Financial Officer. The agreements provide for a minimum annual base salary of $340,000 for 2007, $370,000 for 2008 and $400,000 for 2009. Pursuant to the agreements, Mr. Bailey will also be eligible for bonuses, incentive payments, and grants of stock options as determined by the Compensation Committees. If Mr. Bailey terminates the current agreement (the “Agreement”) or the Company terminates the Agreement for “Cause” (as defined in the Agreement), Mr. Bailey would be paid through the date of termination. In the event that the Agreement terminates as a result of the death of Mr. Bailey, the Company would be required to pay an amount equal to one year’s base salary to Mr. Bailey’ estate or designated beneficiary. If the Company terminates the Agreement without Cause, the Company would be required to continue to pay Mr. Bailey an amount equal to his base salary in effect at the time of termination for a period equal to the greater of 18 months or the remaining term of the Agreement plus a bonus in an amount not less than 60 percent of one year’s base salary. In addition, if the Company terminates the Agreement without Cause, all options and other equity awards granted to Mr. Bailey would immediately vest. The Agreement also provides that Mr. Bailey will be entitled to all benefits made available to other executive officers and specifies the time periods during which options granted after the date of the Agreement may be exercised after termination of the Agreement. If a “Change of Control” (as defined in the Agreement) occurs during the term of the Agreement and Mr. Bailey’s employment terminates within 60 days before or 180 days after the Change of Control for any reason other than Mr. Bailey’s death or disability or termination by the Company for “Cause” (as defined in the Agreement), Mr. Bailey would be entitled to receive a lump sum payment in an amount equal to two times his average cash compensation over the two most recent full years of employment. Mr. Bailey would also be entitled to the immediate vesting of all unvested equity awards and his interest in the Company’s SERP. Following the termination of employment of Mr. Bailey for any reason, he would be entitled to the continuation of his health insurance benefits for up to 18 months.

For additional information regarding Executive compensation, see “Compensation Discussion and Analysis” at page 11.

In addition, we have provided the following Outstanding Equity Awards at Fiscal Year End table to summarize the equity awards we have made to our named executive officers which are outstanding as of December 31, 2007, adjusted for the Stock Split.

2007 Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of shares or Units of Stock That Have Not Vested ($)(4)
Earl R. Lewis	200,000			$9.79	2/23/2009	18,400	$575,920
	603,744			4.63	12/27/2011	31,000	970,300
	782,944			5.87	2/12/2012
	800,000			18.06	2/4/2015
	96,800	96,800	96,800	12.57	2/13/2016
		83,333	166,667	20.75	5/1/2017

Stephen M. Bailey	120,000			9.79	2/23/2009	8,800	275,440
	279,856			4.63	12/27/2011	8,700	272,310
	194,944			5.87	2/12/2012
	150,000			18.06	2/4/2015
	36,646	44,600	44,600	12.57	2/13/2016
		23,466	46,934	20.75	5/1/2017

Arne Almerfors	120,000			9.79	2/23/2009	8,800	275,440
	160,000			18.06	2/4/2015	8,100	253,530
	44,600	44,600	44,600	12.57	2/13/2016
		21,733	43,467	20.75	5/1/2017

William A. Sundermeier	120,000			9.79	2/23/2009	7,600	237,880
	82,944			5.87	2/12/2012	8,100	253,530
	150,000			18.06	2/4/2015
	39,800	39,800	39,800	12.57	2/13/2016
		21,733	43,467	20.75	5/1/2017

Andrew C. Teich	21,616			4.63	12/27/2011	7,600	237,880
	186,384			5.87	2/12/2012	8,100	253,530
	150,000			18.06	2/4/2015
	39,800	39,800	39,800	12.57	2/13/2016
		21,733	43,467	20.75	5/1/2017

(1)	This represents the number of performance-based options earned based on our performance in 2007. These options vested and became exercisable on February 15, 2008.

(2)	This represents the number of performance-based options that is expected to vest on February 15, 2009 for options granted in 2006, and on February 15, 2009 and 2010 for options granted in 2007, based on our achieving the target performance goals for each year. See Note (3) to the 2007 Grants of Plan-Based Award table above.

(3)	Restricted stock units granted on February 13, 2006 will vest in two equal increments on February 15, 2008 and 2009. Restricted stock units granted on May 1, 2007 will vest in three equal increments on May 1, 2008, 2009 and 2010.

(4)	Based on the closing price of our common stock as of December 31, 2007 ($31.30), as reported on the NASDAQ stock market

We have provided the following Option Exercises and Stock Vested table to provide additional information about the value realized by our named executive officers on option award exercises and stock award vesting during the year ended December 31, 2007, adjusted for the Stock Split.

2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Earl R. Lewis	1,005,616	$20,400,858	9,200	$161,368
Stephen M. Bailey	7,954	60,450	4,400	77,176
Arne Almerfors	280,000	6,185,200	4,400	77,176
William A. Sundermeier	97,056	1,593,688	3,800	66,652
Andrew C. Teich	166,000	2,869,000	3,800	66,652

We have provided the following Pension Benefits table to show the present value of accumulated benefits payable to each of our named executive officers under our SERP.

2007 Pension Benefits

Name	Plan Name	Number of years of credited service (#)	Present value of accumulated benefit ($)(1)
Earl R. Lewis	SERP	7	$4,653,286
Stephen M. Bailey	SERP	7	1,613,002
Arne Almerfors	n/a	n/a	n/a
William A. Sundermeier	SERP	7	585,252
Andrew C. Teich	SERP	7	699,607

(1)	Present value of accumulated benefit is based on a 5.75% discount rate.

Under the SERP, separate unfunded retirement accounts are established for each participant and such accounts are credited with an amount equal to 10% of such participant’s compensation during each plan year. Compensation is defined as salary plus annual incentive payments. The retirement accounts earn interest at the prime interest rate plus 2%. Vesting in the retirement accounts is based upon the age of the participant and increases annually with full vesting provided at the earlier of age 60 or after 10 years of service. Upon normal retirement, the participant is entitled to receive the amount in their respective retirement account in equal annual installments, including principal and interest, over 20 years. In the event the participant terminates due to death or disability, the account will become fully vested. The SERP also provides for a minimum retirement benefit that provides for 20 years of annual payments that are equal to 25% of the greater of the participant’s compensation during that participant’s last 12 months of employment or the average of the participant’s two highest years of compensation while employed by the Company.

The SERP defines normal retirement as termination of employment with the Company at or after age 60. There are early retirement provisions in the SERP established based upon termination of employment at or after age 55 with at least five full years of service. Under these early retirement provisions, the minimum annual retirement benefit is reduced by 6% for each year prior to age 60 in which the termination occurs. In the event of a change of control, the participants’ accounts will become fully vested, the 6% benefit reduction will not be applied and the benefit will be increased by 5% for each year that the participant’s age at termination is less than age 60 (up to a maximum of 50%).

Potential Payments upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our named executive officers in the event of a termination of employment or a termination due to a change of control of the Company. The following tables show potential payments to our named executive officers assuming a December 31, 2007 termination date and, where applicable, using the closing price of our common stock of $31.30 (as reported by the NASDAQ Stock Market as of December 31, 2007).

The following table describes the potential payments upon termination for Earl R. Lewis, our CEO.

Earl R. Lewis

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Death	Disability
Compensation
Base Salary(1)	$—	$—	$—	$1,125,000	$—	$750,000	$312,500
Annual Incentive(2)	—	—	—	750,000	—	—	—
Stock Options (unvested and accelerated)(3)	—	—	—	6,263,628	—	—	—
Deferred Stock Awards (unvested and accelerated)(3)	—	—	—	1,546,220	—	—	—
Benefits & Perquisites
Post-termination Health Care(4)	8,636	8,636	8,636	8,636	8,636	4,397	8,636
Supplemental Executive Retirement Plan(5)	4,920,850	4,920,850	4,920,850	4,920,850	971,792	4,920,850	4,920,850

Total	$4,929,486	$4,929,486	$4,929,486	$14,614,334	$980,428	$5,675,247	$5,241,986

(1)	Base Salary: In the event Mr. Lewis’ employment is involuntarily terminated without cause by the Company, he will be entitled to 18 months of his base salary in effect at the time of termination. If Mr. Lewis’ employment is terminated due to death, his beneficiaries will be entitled to 12 months of his base salary in effect at the time of termination. In the event of termination due to disability, base salary will be paid through the end of the fifth month of disability.

(2)	Annual Incentive: In the event Mr. Lewis’ employment is involuntarily terminated without cause by the Company, he will be entitled to a pro-rated incentive payment as determined by the Board. The amount above is equal to his target 2007 annual incentive of 100% of his base salary.

(3)	Stock Options and Restricted Stock Units: In the event Mr. Lewis’ employment is involuntarily terminated without cause by the Company, he will be entitled to immediate vesting on all unvested stock options and restricted stock units. Mr. Lewis had 193,600 options with an exercise price of $12.57, 250,000 options with an exercise price of $20.75 and 49,400 restricted stock units that were unvested at December 31, 2007.

(4)	Post-Termination Health Care Benefits: Upon any type of termination, Mr. Lewis and his family are entitled to health care benefits equal to what they had while he was employed by the Company until the executive reaches age 65.

(5)	Supplemental Executive Retirement Plan (SERP): In the event Mr. Lewis’ employment is terminated for any reason other than for cause, he will be entitled to the minimum retirement benefit as defined in the plan. The amounts above represent the present value of a stream of annuity payments payable over 20 years using a discount rate on December 31, 2007 of 5.75%. In the event Mr. Lewis’ employment is terminated for cause, his benefit will be equal to his vested account balance in his SERP account as of the date of termination. The benefit will be paid as a lump sum.

The following table describes the potential payments upon termination for Stephen M. Bailey, our CFO.

Stephen M. Bailey

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Termination due to a Change of Control	Death	Disability
Compensation
Base Salary(1)	$—	$—	$—	$510,000	$—	$—	$340,000	$141,667
Annual Incentive(2)	—	—	—	204,000	—	—	—	—
Lump Sum Payment(3)	—	—	—	—	—	984,193	—	—
Stock Options (unvested and accelerated)(4)	—	—	—	2,413,436	—	2,413,436	—	—
Deferred Stock Awards (unvested and accelerated)(4)	—	—	—	547,750	—	547,750	—	—
Benefits & Perquisites
Post-termination Health Care(5)	14,838	14,838	14,838	14,838	14,838	14,838	7,555	14,838
Supplemental Executive Retirement Plan(6)	1,326,005	1,326,005	—	1,326,005	327,328	1,722,298	1,541,866	1,541,866

Total	$1,340,843	1,340,843	$14,838	$5,016,029	$342,166	$5,682,515	$1,889,421	$1,698,371

(1)	Base Salary: In the event Mr. Bailey’s employment is involuntarily terminated without cause by the Company, he will be entitled to 18 months of his base salary in effect at the time of termination. If Mr. Bailey’s employment is terminated due to death, his beneficiaries will be entitled to 12 months of his base salary in effect at the time of termination. In the event of termination due to disability, base salary will be paid through the end of the fifth month of disability.

(2)	Annual Incentive: In the event Mr. Bailey’s employment is involuntarily terminated without cause by the Company, he will be entitled to a pro-rated incentive payment as determined by the Board. The amount above is equal to his target 2007 annual incentive of 60% of his base salary.

(3)	Lump Sum Payment for Cash Compensation: In the event Mr. Bailey’s employment is involuntarily terminated by the Company between 60 days prior to and 180 days after a change of control, he will be entitled to a payment equal to two times his average cash compensation for the two most recent full years of employment.

(4)	Stock Options and Restricted Stock Units: In the event Mr. Bailey’s employment is involuntarily terminated by the Company without cause or due to a change of control, he will be entitled to immediate vesting on all unvested equity awards. Mr. Bailey had 89,200 options with an exercise price of $12.57, 70,400 options with an exercise price of $20.75 and 17,500 restricted stock units that were unvested at December 31, 2007.

(5)	Post-Termination Health Care Benefits: When Mr. Bailey’s employment terminates for any reason, he and his family are entitled to health care benefits equal to what they had while he was employed by the Company until the earlier of (a) 18 months after termination, (b) such time as he obtains comparable benefits through employment or otherwise and (c) age 65. The calculations assume an annual increase in healthcare premiums of 15%.

(6)	Supplemental Executive Retirement Plan (SERP): Benefits payable are affected by the age of the participant on the date of termination. For Mr. Bailey, who has reached the early retirement age of 55, minimum retirement benefits defined in the plan will apply. Mr. Bailey’s benefits vary depending on the reason for termination. The amounts for Mr. Bailey in the above table represent the present value of a stream of annuity payments payable over 20 years using a discount rate on December 31, 2007 of 5.75%.

The following tables describe the potential payments upon termination for Messrs. Almerfors, Sundermeier and Teich.

Arne Almerfors

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Termination due to a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—	$—	$—	$—	$—	$1,266,346	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	—	—	2,358,576	—	—
Restricted Stock Units (unvested and accelerated)(2)	—	—	—	—	—	528,970	—	—
Benefits & Perquisites
Post-termination Health Care(3)	—	—	—	—	—	4,255	—	—
Supplemental Executive Retirement Plan(4)	—	—	—	—	—	—	—	—

Total	$ —	$—	$—	$—	$—	$4,158,147	$—	$—

William A. Sundermeier

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Termination due to a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—	$—	$—	$—	$—	$889,008	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	—	—	2,178,768	—	—
Restricted Stock Units (unvested and accelerated)(2)	—	—	—	—	—	491,410	—	—
Benefits & Perquisites
Post-termination Health Care(3)	—	—	—	—	—	20,024	—	—
Supplemental Executive Retirement Plan(4)	298,734	—	—	298,734	298,734	351,452	351,452	351,452

Total	$298,734	$—	$—	$298,734	$298,734	$3,930,662	$351,452	$351,452

Andrew C. Teich

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Termination due to a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—	$—	$—	$—	$—	$891,950	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	—	—	2,178,768	—	—
Restricted Stock Units (unvested and accelerated)(2)	—	—	—	—	—	491,410	—	—
Benefits & Perquisites
Post-termination Health Care(3)	—	—	—	—	—	20,024	—	—
Supplemental Executive Retirement Plan(4)	305,458	—	—	305,458	305,458	359,363	359,363	359,363

Total	$305,458	$—	$—	$305,458	$305,458	$3,941,515	$359,363	$359,363

(1)	Lump Sum Payment for Cash Compensation: In the event an executive’s employment is involuntarily terminated by the Company due to a change of control, the executive will be entitled to a payment equal to two times his average cash compensation for the two most recent full years of employment.

(2)	Stock Options and Restricted Stock Units: In the event an executive’s employment is involuntarily terminated by the Company due to a change of control, the executive will be entitled to immediate vesting on all unvested equity awards. Mr. Almerfors had 89,200 options with an exercise price of $12.57, 65,200 with an exercise price of $20.75 and 16,900 restricted stock units that were unvested at December 31, 2007. Mr. Sundermeier had 79,600 options with an exercise price of $12.57, 65,200 with an exercise price of $20.75 and 15,700 restricted stock units that were unvested at December 31, 2007. Mr. Teich had 79,600 options with an exercise price of $12.57, 65,200 with an exercise price of $20.75 and 15,700 restricted stock units that were unvested at December 31, 2007.

(3)	Post-Termination Health Care Benefits: In the event an executive’s employment is involuntarily terminated by the Company due to a change of control, the executive and the executive’s family are entitled to health care benefits equal to what they had while the executive was employed by the Company for 18 months after termination. The calculations for Messrs. Sundermeier and Teich assume an annual increase in healthcare premiums of 15%. Mr. Almerfors has supplemental executive health care benefits in addition to the standard benefits provided to our employees in Sweden.

(4)	Supplemental Executive Retirement Plan (SERP): Benefits payable are affected by the age of the participant on the date of termination. For Messrs. Teich and Sundermeier, who have not reached the retirement age of 60 or the early retirement age of 55, the minimum retirement benefits provided in the plan do not apply, however, for terminations due to death, disability or change of control, unvested benefits become vested. For terminations due to cause, not for cause and voluntary termination by the executive only vested balances are payable. Benefits are payable in a lump sum. The SERP is not applicable to Mr. Almerfors.

Termination or Change of Control Payments

We have change of control agreements with Messrs. Almerfors, Sundermeier and Teich, and the other Executives, with the exception of our CEO and CFO. In the case of our CFO, change of control benefits are included as part of his employment agreement.

For change of control benefits to be paid, a change of control must have occurred and the Executive must be terminated within a specific period of time prior to or following the change of control event (i.e., between 60 days prior to and 180 days after the event). In such circumstances the agreements provide for the following benefits: (a) immediate vesting of any unvested equity awards, (b) a payment equal to two times the average cash compensation of the Executive for the two most recent full years of employment, and (c) a maximum of 18 months of continuation of health benefits. If the payment would result in a “parachute payment” within the meaning of Section 280G under the Internal Revenue Code, then benefits will be reduced so that the payment will be $1.00 less than the amount that would cause the payments to be subject to the excise tax. In addition to the change of control benefits provided in these agreements, Messrs. Lewis, Bailey, Sundermeier and Teich also become fully vested in their SERP accounts due to a change of control.

Change of control benefits for Messrs. Bailey, Almerfors, Sundermeier and Teich are contingent on the Executive signing a release of claims in a form satisfactory to the Company.

DIRECTOR COMPENSATION

Under a policy adopted by the Board of Directors in 2007, each non-employee Director shall automatically be granted an annual award of 2,000 restricted stock units and an option to purchase 20,000 shares of Common Stock under the Company’s 2002 Incentive Stock Option Plan. The grant date shall be the second trading day after the date of the public earnings announcement for the Company’s first quarter. The options vest immediately upon grant while the restricted stock units fully vest one year from the date of grant. In addition, each non-employee Director receives a $50,000 annual retainer, an attendance fee of $1,500 for each meeting of the Board of Directors attended, and reimbursement for out-of-pocket and travel expenses incurred in attending Board meetings. The Chairman of the Audit Committee receives a $12,000 annual retainer, and the Chairmen of the Compensation and Corporate Governance Committees each receive a $6,000 annual retainer. Each non-employee Director who serves on the Audit Committee (other than the Chairman) receives a $6,000 annual retainer and the non-employee Directors who serve on the Compensation and Corporate Governance Committees (other than the Chairmen of such Committees), receive an annual retainer of $3,000. In 2008, after consideration of the report and recommendation of compensation consultant Towers Perrin, the Board of Directors amended the foregoing policy to provide that effective with grants to be made in 2008, restricted stock units and stock options to be granted to non-employee Directors shall be delivered as a targeted dollar value as opposed to a prescribed number of shares.

The table below summarizes the compensation paid by us to our non-employee Directors during the year ended December 31, 2007, adjusted for the Stock Split.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
John D. Carter	$59,000	$35,873	$130,160	$225,033
William W. Crouch	58,250	35,873	130,160	224,283
John C. Hart	64,250	35,873	130,160	230,283
Angus L. Macdonald	66,500	35,873	130,160	232,533
Michael T. Smith	94,500	35,873	130,160	260,533
Steven E. Wynne	79,500	35,873	130,160	245,533

(1)	Represents the expense recognized in 2007 related to the shares issuable under time-based restricted stock unit granted in 2006 and 2007. This is the same value as disclosed in Note 1 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007. Grant date fair value of the restricted stock units granted in 2007 to each of the Directors was $41,500. Aggregate number of unvested stock awards outstanding at December 31, 2007 is as follows: Mr. Carter—2,000; General Crouch—2,000; Mr. Hart—2,000; Mr. Macdonald—2,000; Mr. Smith—2,000; and Mr. Wynne—2,000.

(2)	Represents the expense recognized in 2007 related to the options granted in 2007 at an exercise price of $41.50. The assumptions made in determining the value are disclosed in Note 1 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007. Aggregate number of options outstanding at December 31, 2007 is as follows: Mr. Carter—136,000; General Crouch—88,000; Mr. Hart—84,000; Mr. Macdonald—88,000; Mr. Smith—184,000; and Mr. Wynne—264,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans, adjusted for the Stock Split.

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options(1)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)(2)
Equity Compensation Plans Approved by Shareholders(3)	12,330,936	$11.37	13,365,204
Equity Compensation Plans Not Approved by Shareholders(4)	—	—	—

Total(5)	12,330,936	$11.37	13,365,204

(1)	Excludes purchase rights accruing under the Company’s 1999 Employee Stock Purchase Plan (the “Purchase Plan”) which has a shareholder approved reserve of 12,000,000 shares. Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at semi-annual intervals at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the enrollment date for the offering period in which that semi-annual purchase date occurs or (ii) the fair market value on the semi-annual purchase date. Also excludes 1,287,022 shares of unvested restricted stock unit awards granted under the Company’s 2002 Stock Incentive Plan.

(2)	Includes shares available for future issuance under the Purchase Plan. As of December 31, 2007, an aggregate of 8,816,412 shares of Common Stock were available for issuance under the Purchase Plan.

(3)	Consists of the Company’s 1992 Stock Incentive Plan, 1993 Stock Option Plan for Non-employee Directors, 1999 Employee Stock Purchase Plan and 2002 Stock Incentive Plan.

(4)	The Company does not have any equity compensation plans or arrangements that have not been approved by shareholders.

(5)	This table does not include information for equity compensation plans assumed by the Company in connection with the acquisition of Indigo Systems Corporation that originally established those plans. As of December 31, 2007, a total of 143,696 shares of the Company’s Common Stock were issuable upon exercise of options assumed under those plans. The weighted average exercise price of those options is $1.18 per share. No additional options may be granted under those plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company’s Directors, officers, and beneficial owners of more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of the copies of such reports received by it with respect to fiscal year 2007, or written representations from certain reporting persons, the Company believes that no Director, officer or beneficial owner of more than 10% of the outstanding Common Stock of the Company failed to file on a timely basis reports required by Section 16(a) of the 1934 Act.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s Common Stock as of December 31, 2007 by: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s Directors, (iii) each of the Company’s named executive officers, and (iv) all Directors and executive officers as a group. Except as otherwise indicated, the Company believes that each of the following shareholders has sole voting and investment power with respect to the shares beneficially owned by such shareholder.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Outstanding
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	19,891,362	14.5%
Franklin Resources, Inc.(3) One Franklin Parkway San Mateo, California 94403	12,443,431	9.1%
EARNEST Partners, LLC(4) 75 Fourteenth Street, Suite 2300 Atlanta, Georgia 30309	12,030,700	8.8%
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	11,213,200	8.2%
Wellington Management Company, LLP(6) 75 State Street Boston, MA 02109	9,649,625	7.1%
Columbia Wanger Asset Management, L.P.(7) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	7,738,000	5.7%
Barclays Global Investors, NA.(8) 45 Fremont Street San Francisco, CA 94105	7,332,158	5.4%
Earl R. Lewis	3,522,110	2.5%
John D. Carter	154,000	*
William W. Crouch	90,000	*
John C. Hart	86,000	*
Angus L. Macdonald	150,000	*
Michael T. Smith	190,000	*
Steven E. Wynne	271,600	*
Arne Almerfors	504,693	*
Stephen M. Bailey	928,406	*
William A. Sundermeier	468,954	*
Andrew C. Teich	553,134	*
Directors and Executive Officers as a group (13 persons)	7,208,825	5.1%

*	Less than one percent (1%).

(1)

Applicable percentage of ownership is based on 136,770,076 shares of FLIR Common Stock outstanding as of December 31, 2007. Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from December 31, 2007 and upon the vesting of deferred stock awards within 60 days from December 31, 2007 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days from December 31, 2007 and upon the vesting of deferred stock awards within 60 days of December 31, 2007, included in the table above is as follows: Mr. Lewis—2,672,821; Mr. Carter—136,000; General Crouch—88,000; Mr. Hart—84,000; Mr. Macdonald—88,000; Mr. Smith—184,000; Mr. Wynne—264,000; Mr. Almerfors—395,333; Mr. Bailey—853,912; Mr. Sundermeier—458,077; Mr. Teich—463,133; and all Directors and executive officers as a group—5,939,742.

(2)	This information as to beneficial ownership is based on a Schedule 13G/A filed by FMR LLC with the Securities and Exchange Commission on February 14, 2008. The Schedule 13G/A states that FMR LLC and its affiliates are the beneficial owners of 19,891,362 shares of Common Stock as to which certain affiliates of FMR LLC have sole dispositive power, including 1,400 shares of Common Stock as to which they have sole voting power.

(3)	This information as to beneficial ownership is based on a Schedule 13G/A filed by Franklin Resources, Inc. with the Securities and Exchange Commission on February 4, 2008. The Schedule 13G/A states that Franklin Resources, Inc. and its affiliates are the beneficial owners of 12,443,431 shares of Common Stock as to which they have sole dispositive power, including 12,439,031 shares of Common Stock as to which they have sole voting power.

(4)	This information as to beneficial ownership is based on a Schedule 13G/A filed by EARNEST Partners, LLC with the Securities and Exchange Commission on January 31, 2008. The Schedule 13G/A states that EARNEST Partners, LLC are the beneficial owners of a total of 12,030,700 shares of Common Stock as to which they have sole dispositive power, including 4,290,907 shares of Common Stock as to which they have sole voting power and 3,693,419 shares of Common Stock as to which they have shared voting power.

(5)	This information as to beneficial ownership is based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the Securities and Exchange Commission on February 13, 2008. The Schedule 13G/A states that T. Rowe Price Associates, Inc. is the beneficial owner of 11,213,200 shares of Common Stock as to which it has sole dispositive power, including 2,257,000 shares of Common Stock as to which it has sole voting power. These securities are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)	This information as to beneficial ownership is based on a Schedule 13G filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 14, 2008. The Schedule 13G states that Wellington Management Company LLP is the beneficial owner of 9,649,625 shares of Common Stock as to which it has sole dispositive power, including 7,001,199 shares of Common Stock as to which it has shared voting power.

(7)	This information as to beneficial ownership is based on a Schedule 13G/A filed by Columbia Wanger Asset Management, L.P. with the Securities and Exchange Commission on January 28, 2008. The Schedule 13G/A states that Columbia Wanger Asset Management, L.P. is the beneficial owner of 7,738,000 shares of Common Stock as to which it has sole dispositive power, including 7,238,000 shares of Common Stock as to which it has sole voting power and 500,000 shares of Common Stock as to which it has shared voting power.

(8)	This information as to beneficial ownership is based on a Schedule 13G filed by Barclays Global Investors, NA. with the Securities and Exchange Commission on February 5, 2008. The Schedule 13G states that Barclays Global Investors, NA. is the beneficial owner of 7,332,158 shares of Common Stock as to which it has sole dispositive power, including 5,659,172 shares of Common Stock as to which it has sole voting power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions with related persons during the year ended December 31, 2007. The Company’s Corporate Governance Principles adopted by the Board of Directors provide that neither the Company nor any individual shall enter into a related party transaction unless it has been reviewed and approved by the Audit Committee.

APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION

Introduction

The Company’s Second Restated Articles of Incorporation, as currently in effect (the “Articles”), provide that the Company’s authorized capital stock shall consist of 200,000,000 shares of common stock par value $0.01 per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, $0.01 par value (the “Preferred Stock”). On February 6, 2008, the Company’s Board of Directors authorized an amendment of the Articles (the “Amendment”), subject to shareholder approval, to increase the number of shares of Common Stock authorized for issuance under the Articles by 300,000,000 shares to a total of 500,000,000 shares. If the Amendment is adopted, it will become effective upon the filing of the Amendment with the Secretary of State of the State of Oregon. Under the proposed amendment, Article II, Section B of the Corporation’s Second Restated Articles of Incorporation, as amended, would be amended in its entirety as follows:

B.	The authorized capital stock of the Corporation consists of 500,000,000 shares of common stock par value $0.01 per share (“Common Stock”) and 10,000,000 shares of preferred stock par value $0.01 per share (“Preferred Stock”).

The shareholders are being asked to approve the Amendment. The authorized but unissued shares of Common Stock would be available for issuance from time to time for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further action by the shareholders, except for those instances in which applicable law or stock exchange rules require shareholder approval.

Current Use of Shares

As of the record date, the Company has approximately 136.8 million shares of Common Stock outstanding, approximately 18.9 million shares reserved for issuance subject to the conversion of the Company’s convertible debt and approximately 27.2 million shares reserved for issuance under the Company’s employee stock plans, of which, approximately 13.8 million are covered by outstanding options and approximately 13.4 million are available for grant or purchase. Therefore, the Company’s total share requirement as of the record date was approximately 182.9 million shares.

Purpose of the Proposed Amendment

The Board of Directors believes that it is in the Company’s best interest to increase the number of authorized shares of Common Stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise without the expense and delay of a special meeting of shareholders. If the Amendment is approved, there will be approximately 363.2 million authorized but unissued shares of Common Stock. The Board of Directors believes that the availability of such additional shares of Common Stock will provide the Company with the flexibility to issue Common Stock for proper corporate purposes that may be identified in the future. Such future activities may include, without limitation, affecting a stock split or issuing a stock dividend, making acquisitions through the use of stock, raising equity capital, adopting additional employee stock plans or reserving additional shares for issuance under its existing employee stock plans. Other than as permitted or required under the Company’s existing employee stock plans and outstanding options, the Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional shares of Common Stock for any purposes. The Board of Directors believes that the proposed increase in the authorized Common Stock will make a sufficient number of shares available, should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

Possible Effects of the Proposed Amendment

If the shareholders approve the proposed Amendment, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of the shareholders of the Company, except as provided under Oregon corporate law or under the rules of any national securities exchange on which shares of Common Stock are then listed. Under the Company’s Articles, the Company’s shareholders do not have preemptive rights to subscribe to additional securities which may be issued by the Company, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership of the Company’s Common Stock. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and holdings of current shareholders.

In addition to the corporate purposes discussed above, the proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its shareholders. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company’s shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed Amendment may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

The Company adopted a Shareholder Rights Plan in June 1999, amended November 2004 (the “Rights Plan”). The Rights Plan is designed to protect shareholders from proposed takeovers and other abusive takeover tactics, which the Board of Directors believes are not in the best interest of shareholders, by providing shareholders with certain rights to acquire capital stock of the Company or of an acquiring entity upon the occurrence of certain events. A copy of the Rights Plan was filed with the Securities and Exchange Commission on June 11, 1999. Although the Rights Plan provides for the issuance of the Company’s Preferred Stock in the event rights become exercisable under the terms of the Rights Plan, the Company may, under certain circumstances, be required to issue a substantial number of shares of Common Stock. A failure to have a sufficient number of shares available could result in a delay or failure of implementation of the Rights Plan. An increase in the authorized number of shares of Common Stock could therefore make a change in control of the Company more difficult by facilitating the operation of the Rights Plan.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote FOR approval of the proposed Amendment to the Articles of Incorporation. If a quorum is present, this proposal will be approved if a majority of the votes cast on the proposal are voted in favor of approval. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will not be counted and will have no effect in determining whether the proposal is approved. Proxies solicited by the Board will be voted for approval of the proposed Amendment unless a vote against the proposal or abstention is specifically indicated.

INFORMATION CONCERNING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP to act as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008, subject to the ratification of such appointment by the Company’s shareholders. KPMG LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2007.

Recommendation of the Audit Committee and the Board of Directors

The Audit Committee and the Board of Directors unanimously recommends that shareholders vote FOR the ratification of the appointment of the independent registered public accounting firm. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG LLP to audit the books and accounts of the Company for the fiscal year ending December 31, 2008. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

A representative of KPMG LLP is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s systems of internal controls and the independence and performance of the independent registered public accounting firm. The Audit Committee is comprised of three non-employee Directors, each of whom is an independent Director as defined in Section 10A(m) of the 1934 Act, and Rule 10A-3 promulgated thereunder and by the listing rules of the NASDAQ Stock Market. The Audit Committee operates pursuant to a written charter approved by the Board of Directors. The charter is reviewed annually. The Board of Directors has determined that Mr. Smith qualifies as the “audit committee financial expert” for purposes of regulations of the Securities and Exchange Commission. A copy of the charter is available for review on the Company’s website at www.flir.com.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation, presentation and integrity of the consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is accountable to the Audit Committee and is responsible for performing an independent audit of those consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s consolidated statements with generally accepted accounting principles. The Audit Committee acts in an oversight capacity and its responsibility is to monitor and review these processes. The Audit Committee selects, hires and evaluates the independent registered public accounting firm. In its oversight role the Audit Committee relies, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and on the report of the Company’s independent registered public accounting firm, KPMG LLP, with respect to the Company’s consolidated financial statements.

The Audit Committee held nine meetings during 2007. At each of these meetings, the Audit Committee met with senior members of the Company’s financial management team, the Company’s President and Chief Executive Officer and the Company’s independent registered public accounting firm. The Audit Committee held private sessions at each of these meetings with KPMG LLP, at which discussions of financial management, accounting and internal controls took place. The Audit Committee reviewed with KPMG LLP the overall scope and plans for their audit, the results of the audit examinations, the adequacy of the Company’s internal controls and the quality of the Company’s financial reporting.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2007, with management and representatives of KPMG LLP, including a discussion of the quality, not simply the acceptability, of the accounting principles used and the reasonableness of significant judgments made by management. The Audit Committee also discussed with representatives of KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (“SAS 61”), “Communication with Audit Committees.” SAS 61 requires the Company’s independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of their audit of the Company’s consolidated financial statements with respect to:

•	their responsibility under generally accepted auditing standards,

•	critical accounting policies and estimates,

•	significant management judgments and accounting estimates,

•	any significant audit adjustments,

•	any significant internal controls deficiencies,

•	any disagreements with management,

•	any difficulties encountered in performing the audit, and

•	any misstatements in interim financial reporting.

The Audit Committee discussed with KPMG LLP their independence. KPMG LLP provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” to the effect that, in their professional judgment, KPMG LLP is independent of the Company within the meaning of the federal securities laws. The Audit Committee also discussed with KPMG LLP that the provision of non-audit services was compatible with KPMG LLP maintaining their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Michael T. Smith, Chair

John C. Hart

Angus L. Macdonald

Fees Paid To KPMG LLP

All services to be provided by KPMG LLP are required to be approved by the Audit Committee in advance. The audit and audit-related services are approved annually. With respect to services for other than audit and audit-related services, at least annually, the independent registered public accounting firm submits to the Audit Committee, for its approval, anticipated engagements for the ensuing year, either at the time that the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent registered public accounting firm presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval prior to the next regularly scheduled meeting of the Audit Committee, KPMG LLP must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

The aggregate fees billed by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2007 and 2006 were as follows:

	Year Ended December 31,
	2007	2006
Audit Fees	$1,902,000	$2,022,000
Audit-Related Fees	23,000	21,000
Tax Fees	278,000	286,000

Total Fees	$2,203,000	$2,329,000

Audit Fees.    Audit fees includes fees for services rendered for the audit of the annual financial statements included in Form 10-K, audit of internal control over financial reporting and review of the quarterly financial statements included in Form 10-Q. In addition, amounts included fees for statutory filings and audits, issuance of consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees.    Audit-related fees include fees for services rendered for an audit of an employee benefit plan.

Tax Fees.    Tax fees include fees principally for tax compliance, and to a lesser extent, tax planning and tax advice.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company’s 2009 Proxy Statement. Any such proposal must be received by the Company not later than November 14, 2008. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s Proxy Statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s Proxy Statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an Annual Meeting, unless notice or public disclosure of the date of the Annual Meeting occurs less than 60 days prior to the date of such Annual Meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2008 Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by Directors, officers and employees of the Company, who will not be specially compensated for such activities. Also, W.F. Doring & Co. may solicit proxies at an approximate cost of $3,500 plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2007 with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Investor Relations, FLIR Systems, Inc., 27700A SW Parkway Avenue, Portland, Oregon 97070.

Shareholders Sharing the Same Last Name and Address

If you own your shares through a broker, bank or other nominee, the Company is sending only one Proxy Statement to you if you share a single address with another shareholder unless we received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce the Company’s printing and mailing costs. You can request to receive a separate Proxy Statement by contacting the institution that holds your shares.

Electronic Delivery of Proxy Materials and Annual Report

This Proxy Statement and the Company’s 2007 Annual Report on Form 10-K are available on the Company’s website at www.investor.flir.com. If you own your shares through a broker, bank or other nominee, instead of receiving paper copies in the mail of next year’s proxy statement and annual report or a notice of availability of proxy materials, you can elect to receive an e-mail message that will provide a link to these documents by contacting the institution that holds your shares. By opting to access your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources.

By Order of the Board of Directors

Earl R. Lewis

Chairman of the Board of Directors, President

and Chief Executive Officer

Wilsonville, Oregon

March 14, 2008

FLIR SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of FLIR Systems, Inc., an Oregon corporation (the “Company”), hereby appoints Earl R. Lewis and William W. Davis, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 2:00 p.m. on April 25, 2008 at Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205, and any adjournments or postponements thereof upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED BELOW.

1.	Election of three directors for three-year terms.

☐	☐
FOR the nominees listed below (except as indicated below)	WITHHOLD AUTHORITY to vote for all nominees listed below

01. William W. Crouch

02. John C. Hart and

03. Angus L. Macdonald, each for a three-year term expiring in 2011.

INSTRUCTION: To withhold authority to vote for any nominee, write that nominee’s name in this space:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 2.

2.	To approve the amendment of the Company’s Articles of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 200,000,000 to 500,000,000.

☐	☐	☐
FOR	AGAINST	ABSTAIN

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 3.

3.	To ratify the appointment by the Audit Committee of the Company’s Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.

☐	☐	☐
FOR	AGAINST	ABSTAIN

4.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of the Company’s Proxy Statement and hereby revokes any proxy or proxies previously given.

If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

☐	Please check this box if you plan to attend the Annual Meeting.

Typed or Printed name(s)

Authorized Signature

Title or authority, if applicable

Date

Please sign above exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).